Exhibit 10.5
RESTRICTED UNIT AGREEMENT
PURSUANT TO THE
TAKE-TWO INTERACTIVE SOFTWARE, INC.
2017 STOCK INCENTIVE PLAN
This Restricted Unit Agreement (this “Agreement”), dated as of June 1, 2022, is made by and between Take-Two Interactive Software, Inc. (the “Company”) and ZMC Advisors, L.P. (the “Participant”).
W I T N E S S E T H:
WHEREAS, the Company has adopted the Take-Two Interactive Software, Inc. 2017 Stock Incentive Plan (as amended and restated from time to time, the “Plan”), a copy of which has been delivered to the Participant, which is administered by a committee appointed by the Company’s Board of Directors (the “Committee”);
WHEREAS, pursuant to Section 7 of the Plan, the Committee may grant restricted stock units (“Restricted Units”), each representing the right to receive one (1) share (a “Share”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), or the cash value of one (1) share of Common Stock, as determined by the Committee, on a specified settlement date, to Consultants; and
WHEREAS, pursuant to the Management Agreement between the Participant and the Company, dated as of May 3, 2022, and effective as of the Effective Date specified therein (the “Management Agreement”), the Company has agreed to grant Restricted Units to the Participant.
NOW, THEREFORE, for and in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Grant of Restricted Units. Subject to the restrictions, terms and conditions of this Agreement, the Company hereby awards to the Participant 280,502 Restricted Units, subject to adjustment, forfeiture and the other terms and conditions set forth below. The Restricted Units constitute an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to the Participant, subject to the terms of this Agreement, cash, Shares or a combination of cash and Shares, in the discretion of the Company, on the applicable vesting date for such Restricted Units as provided herein. Until such delivery, the Participant shall have only the rights of a general unsecured creditor, and no rights as a shareholder of the Company; provided, that if prior to the settlement of any Restricted Unit, (a) the Company pays a cash dividend (whether regular or extraordinary) or otherwise makes a cash distribution to a shareholder in respect of a Share, then the Company shall credit, in respect of each then-outstanding Restricted Unit held by the Participant, an amount equal to any such cash dividend or distribution to a book entry account on behalf of the Participant, provided that for purposes of this Section 1, such cash dividend or distribution shall not be deemed to be reinvested in shares of Common Stock and will be held uninvested and without interest and paid in cash at the same time as such Restricted Unit vests and is settled under Section 2 below (and the Participant shall forfeit any such right to such cash if such Restricted Unit is forfeited prior to vesting), and (b) the Company pays a non-cash dividend (whether regular or extraordinary) or otherwise makes a non-cash distribution in Shares or other property to a shareholder in respect of a Share, then the Company shall provide the Participant, in respect of each then-outstanding Restricted Unit held by the Participant, an amount equal to the Fair Market Value of such Shares or an amount equal to the fair market value of such other property as reasonably determined by the Company in good faith, as applicable, at the same time as such Restricted Unit vests and is settled under Section 2 below (and the Participant shall forfeit any such right to such amount if such Restricted Unit is forfeited prior to vesting).
2.Vesting. The Restricted Units shall become vested and settled in accordance with the terms set forth on Annex A attached hereto.
3.Taxes. The Participant shall be solely responsible for all applicable federal, state, local, and foreign taxes the Participant incurs from the grant, vesting or settlement of the Restricted Units.
4.No Obligation to Continue Service. This Agreement is not an agreement of consultancy. This Agreement does not guarantee that the Company or its affiliates will retain, or continue to retain, the Participant during the entire, or any portion of the, term of this Agreement, including but not limited to any period during which the Restricted Units are outstanding, nor does it modify in any respect the Company or its affiliate’s right to terminate or modify the Participant’s consultancy or compensation.
5.Power of Attorney. The Company, and its successors and assigns, is hereby appointed the attorney-in-fact, with full power of substitution, of the Participant for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instruments which such attorney-in-fact may reasonably deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. The Company, as attorney-in-fact for the Participant, may in the name and stead of the Participant, make and execute all conveyances, assignments, and transfers of the Restricted Units, Shares, and property provided for herein, and the Participant hereby ratifies and confirms all that the Company, as said attorney-in-fact, shall do by virtue hereof. Nevertheless, the Participant shall, if so requested by the Company, execute and deliver to the Company all such instruments as may, in the reasonable judgment of the Company, be advisable for the purpose.
6.Uncertificated Shares. Notwithstanding anything else herein, to the extent permitted under applicable law, the Company may issue Shares in the form of uncertificated shares. Such uncertificated Shares shall be credited to a book entry account maintained by the Company (or its designee) on behalf of the Participant. If thereafter certificates are issued with respect to the uncertificated Shares, such issuance and delivery of certificates shall be in accordance with the applicable terms of this Agreement.
7.Provisions of Plan Control. This Agreement is subject to all the terms, conditions, and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations, and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. The Plan is incorporated herein by reference. By signing and returning this Agreement, the Participant acknowledges having received and read a copy of the Plan and agrees to comply with it, this Agreement and all applicable laws and regulations. Capitalized terms in this Agreement that are not otherwise defined shall have the same meaning as set forth in the Plan. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly.

8.Adjustments. The Company shall make any adjustments to the Restricted Units upon any changes in capital structure of the Company, as determined by the Committee in good faith and in a manner consistent with the Plan.
9.Notices. Any notice or communication given hereunder (each a “Notice”) shall be in writing and shall be sent by personal delivery, by courier or by United States mail (registered or certified mail, postage prepaid and return receipt requested), to the appropriate party at the address set forth below:
If to the Company, to:
Take-Two Interactive Software, Inc.
110 West 44th Street
New York, New York 10036
Telephone: (646) 536-3001
Attention: Chief Legal Officer
If to the Participant, to:
ZMC Advisors, L.P.
110 East 59th Street, 24th Floor
New York, NY 10022
Telephone: (212) 223-1383
Attention: Strauss Zelnick
or such other address or to the attention of such other person as a party shall have specified by prior Notice to the other party. Each Notice will be deemed given and effective upon actual receipt (or refusal of receipt).
10.Governing Law. All questions concerning the construction, validity, and interpretation of this Agreement will be governed by, and construed in accordance with, the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
11.Consent to Jurisdiction. Notwithstanding anything in the Plan to the contrary, in the event of any dispute, controversy, or claim between the Company or any affiliate and the Participant in any way concerning, arising out of or relating to the Plan or this Agreement (a “Dispute”), including without limitation any Dispute concerning, arising out of, or relating to the interpretation, application, or enforcement of the Plan or this Agreement, the parties hereby (a) agree and consent to the personal jurisdiction of the courts of the State of New York located in New York County and/or the Federal Courts of the United States of America located in the Southern District of New York (collectively, the “Agreed Venue”) for resolution of any such Dispute, (b) agree that those courts in the Agreed Venue, and only those courts, shall have exclusive jurisdiction to determine any Dispute, including any appeal, and (c) agree that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York. The parties also hereby irrevocably (i) submit to the jurisdiction of any competent court in the Agreed Venue (and of the appropriate appellate courts therefrom), (ii) to the fullest extent permitted by law, waive any and all defenses the parties may have on the grounds of lack of jurisdiction of any such court and any other objection that such parties may now or hereafter have to the laying of the venue of any such suit, action, or proceeding in any such court (including without limitation any defense that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum), and (iii) consent to service of process in any such suit, action, or proceeding anywhere in the world, whether within or without the jurisdiction of any such court, in any manner provided by applicable law. Without limiting the foregoing, each party agrees that service of process on such party pursuant to a Notice as provided in Section 9 hereof shall be deemed effective service of process on such party. Any action for enforcement or recognition of any judgment obtained in connection with a Dispute may be enforced in any competent court in the Agreed Venue or in any other court of competent jurisdiction.
12.Counterparts. This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.
13.Amendment. The Committee may, subject to the terms of the Plan, at any time and from time to time amend, in whole or in part, any or all of the provisions of this Agreement, and may also suspend or terminate this Agreement, subject to the terms of the Plan. Except as otherwise provided in the Plan, no modification or waiver of any of the provisions of this Agreement shall be effective unless in writing by the party against whom it is sought to be enforced.
14.Miscellaneous.
(a)This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors, and assigns.
(b)This Agreement, the Plan, and the Management Agreement contain the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior agreements between the Company and the Participant with respect to the subject matter hereof.
(c)The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.
(d)Although the Company makes no guarantee with respect to the tax treatment of the Restricted Units, the Company intends that the Restricted Units shall not constitute “nonqualified deferred compensation” subject to Section 409A of the Internal Revenue Code of 1986, as amended, and any successor provision or any Treasury Regulation promulgated thereunder (“Section 409A”) and this Agreement shall be interpreted, administered and construed consistent with such intent. If, and only to the extent that, (i) the Restricted Units constitute “deferred compensation” within the meaning of Section 409A and (ii) the Participant is deemed to be a “specified employee” (as such term is defined in Section 409A and as determined by the Company), the payment of Restricted Units on termination of the Management Agreement shall not be made until the first business day of the seventh month following such termination or, if earlier, the date of the Participant’s death.
[End of text. Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

COMPANY:

TAKE-TWO INTERACTIVE SOFTWARE, INC.

By:	/s/ Daniel P. Emerson
Name: Daniel P. Emerson
Title: Chief Legal Officer

PARTICIPANT: ZMC ADVISORS, L.P.

By:	/s/ Karl Slatoff
Name: Karl Slatoff Title: Partner

Annex A
Vesting
A.Time-Based Vesting.
Subject to Section C, 56,100 of the Restricted Units (the “Time-Based Units”) shall become vested in accordance with the following vesting schedule: (i) one-third (1/3rd) of the Time-Based Units shall vest on the first (1st) anniversary of the Time-Based Vesting Commencement Date; (ii) one-third (1/3rd) of the Time-Based Units shall vest on the second (2nd) anniversary of the Time-Based Vesting Commencement Date; and (iii) one-third (1/3rd) of the Time-Based Units shall vest on the third (3rd) anniversary of the Time-Based Vesting Commencement Date (each such vesting date, a “Time Vesting Date”).
B.Performance-Based Vesting.
Subject to Section C, certain of the Restricted Units shall be subject to performance-based vesting in accordance with Section (B)(i) (the “TSR Performance-Based Units”), and Section (B)(ii) (the “Recurrent Consumer Spending Performance-Based Units” and together with the TSR Performance-Based Units, the “Performance-Based Units”).
(i)TSR Performance-Based Units. The target number of TSR Performance-Based Units that shall be eligible to vest pursuant to this Section B(i) shall be 84,151, and the maximum number of TSR Performance-Based Units that shall be eligible to vest pursuant to this Section B(i) shall be 168,302. Subject to Section C, on the Performance Vesting Date, a number of TSR Performance-Based Units shall become vested equal to the product of (x) the target number of TSR Performance-Based Units eligible to vest pursuant to this Section B(i) multiplied by (y) the TSR Vesting Percentage as of the Performance Measurement Date, rounded down to the nearest whole TSR Performance-Based Unit.
For purposes of the TSR Performance-Based Units, the following definitions shall apply:
The “Peer Group” shall consist of the companies that comprise The NASDAQ-100 Index on the TSR Reference Date; provided, that (i) subject to clause (iii) below, if a member of the Peer Group ceases to be publicly traded for any reason (including, without limitation, due to a merger, acquisition or similar corporate transaction which results in such Peer Group member ceasing to be publicly traded) following the TSR Reference Date and prior to the applicable date on which the TSR Measurement Price is calculated, that member of the Peer Group shall be deleted as a member of the Peer Group and shall not be counted for purposes of the TSR Vesting Percentage and related calculations; (ii) in the event of a merger, acquisition or similar corporate transaction involving a member or members of the Peer Group in which a Peer Group member is the surviving entity and continues to be publicly traded, such surviving entity shall remain a Peer Group member; and (iii) if a member of the Peer Group becomes bankrupt following the TSR Reference Date and prior to the applicable date on which the TSR Measurement Price is calculated, that member of the Peer Group shall remain a member of the Peer Group and shall be attributed a Total Shareholder Return of -100% for purposes of the TSR Vesting Percentage and related calculations (even if such member of the Peer Group ceases to be publicly traded upon or following its bankruptcy).
The “Percentile Rank” of the Company’s Total Shareholder Return is defined as the percentage of the Peer Group companies’ returns falling at or below the Company’s Total Shareholder Return. The formula for calculating the Percentile Rank is as follows:

Percentile Rank = (N - R + 1) ÷ N × 100
Where:
N =    total number of companies in the Peer Group
R =    the numeric rank of the Company’s Total Shareholder Return relative to the Peer Group, where the highest Total Shareholder Return in the Peer Group is ranked number 1
The Percentile Rank shall be rounded to the nearest whole percentage, with (0.5) rounded up.
To illustrate, if the Company’s Total Shareholder Return is the 25th highest in a Peer Group comprised of 100 companies, its Percentile Rank would be 76. The calculation is (100 - 25 + 1) ÷ 100 × 100 = 76.
“Total Shareholder Return” as of a given date means the percentage change in the value of the Common Stock or the common stock of a Peer Group company, as applicable, from the TSR Reference Price to the TSR Measurement Price on such date.
“TSR Measurement Price” as of a given date means the average of the closing prices of the Common Stock or the common stock of a Peer Group company, as applicable, for each of the 30 trading days ending on (and including) such date. For purposes of calculating the TSR Vesting Percentage, the given date for the definition of TSR Measurement Price will be the Performance Measurement Date, except as otherwise required as provided in Section C of this Annex A. For purposes of determining the TSR Measurement Price, the value of dividends and other distributions will be treated as having been reinvested in additional shares of Common Stock or the common stock of a Peer Group company, as applicable, on the ex-dividend date. In addition, for purposes of determining the TSR Measurement Price, the Committee may make equitable and proportionate adjustments if and to the extent necessary to address the impact of stock splits or similar changes in capitalization.
“TSR Reference Date” shall mean June 1, 2022.
“TSR Reference Price” means the average of the closing prices of the Common Stock or the common stock of a Peer Group company, as applicable, for each of the 30 trading days ending on (and including) the TSR Reference Date. For purposes of determining the TSR Reference Price, the value of dividends and other distributions will be treated as having been reinvested in additional shares of Common Stock or the common stock of a Peer Group company, as applicable, on the ex-dividend date. In addition, for purposes of determining the TSR Reference Price, the Committee may make equitable and proportionate adjustments if and to the extent necessary to address the impact of stock splits or similar changes in capitalization.

“TSR Vesting Percentage” as of a given date is a function of the Company’s Percentile Rank among the Peer Group calculated as of such date, determined by reference to the following table:

Percentile Rank	TSR Vesting Percentage
Less than 40th Percentile	0%
40th Percentile	50%
50th Percentile	100%
75th Percentile or greater	200%

In the event that the Percentile Rank is less than 40th Percentile, the TSR Vesting Percentage shall be zero percent (0%). In the event that the Percentile Rank falls between any of the values listed in the table above, the TSR Vesting Percentage shall be based on a straight line interpolation between such two values.
(ii)Recurrent Consumer Spending Performance-Based Units. The target number of Recurrent Consumer Spending Performance-Based Units that shall be eligible to vest pursuant to this Section B(ii) shall be 28,050, and the maximum number of Recurrent Consumer Spending Performance-Based Units that shall be eligible to vest pursuant to this Section B(ii) shall be 56,100. Subject to Section C, on the Performance Vesting Date, a number of Recurrent Consumer Spending Performance-Based Units shall become vested equal to the product of (x) the target number of Recurrent Consumer Spending Performance-Based Units in such vesting tranche multiplied by (y) the Recurrent Consumer Spending Vesting Percentage as of the Performance Measurement Date, rounded down to the nearest whole Recurrent Consumer Spending Performance-Based Unit.
For purposes of the Recurrent Consumer Spending Performance-Based Units, the following definitions shall apply:
“Recurrent Consumer Spending” as of a given date shall mean certain net bookings generated by the Company calculated on a basis consistent with how the Company calculates recurrent consumer spending for its management reporting.  For the avoidance of doubt, Recurrent Consumer Spending may generally include, without limitation, the sale of virtual currency, add-on content, microtransactions, NFTs, game related subscriptions offered directly by the Company and/or its subsidiaries and similar items, but would not include full-game digital downloads.
“Recurrent Consumer Spending Vesting Percentage” is a function of the Company’s Recurrent Consumer Spending and is determined by reference to the following tables. The first table measures the percentage change between Recurrent Consumer Spending for the fiscal year ended March 31, 2022 and the three-year average Recurrent Consumer Spending for the fiscal years ending March 31, 2023, March 31, 2024 and March 31, 2025, while the second table measures three-year average Recurrent Consumer Spending for the fiscal years ending March 31, 2023, March 31, 2024 and March 31, 2025 as a percentage of three-year average total net bookings for the fiscal years ending March 31, 2023, March 31, 2024 and March 31, 2025, and reflects a Relative Recurrent Consumer Spending Vesting Percentage. For the avoidance of doubt, the Recurrent Consumer Spending Vesting Percentage shall be equal to either the Absolute Recurrent Consumer Spending Vesting Percentage or the Relative Recurrent Consumer Spending Vesting Percentage, whichever is greater.

Absolute Recurrent Consumer Spending Growth (during the relevant measurement period)	Absolute Recurrent Consumer Spending Vesting Percentage
Less than 3%	0%
3%	50%
6%	100%
9% or greater	200%

In the event that the Absolute Recurrent Consumer Spending Growth is less than 3%, the Absolute Recurrent Consumer Spending Vesting Percentage shall be zero percent (0%). In the event that the Absolute Recurrent Consumer Spending Growth falls between any of the values listed in the table above, the Absolute Recurrent Consumer Spending Vesting Percentage shall be based on a straight line interpolation between such two values.

Relative Recurrent Consumer Spending (as a percentage of three-year average total net bookings)	Relative Recurrent Consumer Spending Vesting Percentage
Less than 45%	0%
45%	50%
50%	100%
55% or greater	200%

In the event that the Relative Recurrent Consumer Spending Growth is less than 45%, the Relative Recurrent Consumer Spending Vesting Percentage shall be zero percent (0%). In the event that the Relative Recurrent Consumer Spending Growth falls between any of the values listed in the table above, the Relative Recurrent Consumer Spending Vesting Percentage shall be based on a straight line interpolation between such two values.
C.Qualifying Termination; Change in Control.
(iii)Termination. In the event of a Qualifying Termination prior to the earlier of (x) the Vesting Date or (y) a Change in Control (as defined in the Management Agreement): (a) the effective date of such Qualifying Termination shall serve as the Time Vesting Date for all Time-Based Units hereunder, and all such Time-Based Units shall vest as of such date; (b) the effective date of such Qualifying Termination shall serve as the Performance Vesting Date for all TSR Performance-Based Units hereunder and the given date for purposes of the TSR Measurement Price, and the number of such TSR Performance-Based Units that shall vest as of such date shall be calculated in accordance with Section B(i) above based upon the Percentile Rank through the effective date of such Qualifying Termination; and (c) the effective date of such Qualifying Termination shall serve as the Performance Vesting Date for all Recurrent Consumer Spending Performance-Based Units hereunder, and the target number of such Recurrent Consumer Spending Performance-Based Units (as set forth in Section B(ii)) shall vest as of such date without regard to the application of the Applicable Vesting Percentage.
(iv)Change in Control. If a Change in Control occurs while the Management Agreement remains in effect, in any case prior to the earlier of (x) the Vesting Date or (y) a Qualifying Termination, all Time-Based Units and the target number of Performance-Based Units (as set forth in Sections B(i) and B(ii) as applicable) shall remain eligible to vest and shall vest (without regard to the application of the Applicable Vesting Percentage, in the case of Performance-Based Units), in each case, as of the earlier of (a) a Qualifying Termination or

(b) the Vesting Date. Each Restricted Unit that remains eligible to vest following a Change in Control pursuant to the foregoing sentence shall be referred to as a “Vesting-Eligible Unit.” Upon the occurrence of a Change in Control, each Vesting-Eligible Unit shall be converted into an amount in cash equal to the Market Value (as defined in the Management Agreement) of the consideration payable in the Change in Control in respect of each such Vesting-Eligible Unit, and such consideration shall be paid to the Participant promptly following the satisfaction of the vesting conditions set forth in this Section C(ii) (i.e., in full on the Vesting Date, or if earlier, upon a Qualifying Termination), and shall automatically be forfeited and shall revert back to the Company if such vesting conditions are not satisfied.
D.Forfeiture.
(v)Any Restricted Units that have not vested as of the termination of the Management Agreement for any reason other than a Qualifying Termination shall automatically be forfeited and shall revert back to the Company without compensation to the Participant.
(vi)Any Performance-Based Units that (x) have not vested as of the earlier of (a) the Vesting Date or (b) the effective date of a Qualifying Termination, or (y) do not become Vesting-Eligible Units upon the occurrence of a Change in Control (i.e., any Performance-Based Units above the target numbers set forth in Sections B(i) and B(ii) as applicable), shall automatically be forfeited and shall revert back to the Company without compensation to the Participant.
E.Settlement. Subject to the last sentence of Section C(ii), upon vesting pursuant to Sections A, B, and C, the Company shall deliver to the Participant an amount in cash having a value equal to the aggregate value of a number of Shares equal to the number of Restricted Units vesting on such date, based on the closing price of the Shares on such settlement date on the principal national securities exchange on which the Shares are traded on such date (or if the Shares are not traded on such date, the immediately preceding trading day), provided that the Participant has satisfied any tax withholding obligations as described in this Agreement. Notwithstanding anything herein to the contrary, but subject to the last sentence of Section C(ii), each Restricted Unit (including any amount provided for pursuant to Section 1(a) of the Agreement) may, at the election of the Company, be settled in Shares issued pursuant to the Plan (subject to any required delay in issuance as required under the Plan). To the extent any Shares become deliverable to the Participant hereunder the Participant shall be deemed the beneficial owner of any Share issued upon settlement of a Restricted Unit at the close of business on any settlement date and shall be entitled to any dividend or distribution that has not already been made with respect to such Share if the record date for such dividend or distribution is after the close of business on such settlement date, and the Company shall promptly issue and deliver, unless the Company is using a book entry or similar method pursuant to Section 6 of the Agreement (in which case the Company shall upon request promptly issue and deliver upon the Participant’s request), to the Participant a new stock certificate registered in the name of the Participant for any Shares issued upon settlement of Restricted Units and deliver to the Participant such Shares, in each case free of all liens, claims and other encumbrances (other than those created by the Participant).
F.Other Definitions.
“Applicable Vesting Percentage” means (i) with respect to TSR Performance-Based Units, the TSR Vesting Percentage, and (ii) with respect to Recurrent Consumer Spending Performance-Based Units, the Recurrent Consumer Spending Vesting Percentage.
“Performance Measurement Date” shall mean March 31, 2025.

“Performance Vesting Date” shall mean June 1, 2025.
“Qualifying Termination” means (i) a termination of the Management Agreement by the Company without Cause (as defined in the Management Agreement), including any termination by the Company (other than for Cause) in connection with a Change in Control, or by ZelnickMedia or its assignee for Good Reason (as defined in the Management Agreement) or (ii) the failure of the Company and ZelnickMedia to enter into a new management agreement, on terms substantially similar in the aggregate to the terms of the Management Agreement, upon the expiration of the Initial Term (as defined therein) or to otherwise agree to extend the Initial Term.
“Time-Based Vesting Commencement Date” shall mean June 1, 2022.
“Vesting Date” shall mean, as context requires, one or more Time Vesting Dates and/or the Performance Vesting Date.